Exhibit 4.5

Interconnection Agreement between PT Telekomunikasi Indonesia Tbk (“Telkom”) and PT Indosat Tbk (“Indosat”) as stipulated in Cooperation Agreement in Interconnection between Telkom’s Fixed Telecommunication Network and Indosat’s Fixed Telecommunication Network No. Telkom 139/HK.820/DCI-A1000000/2007 – No. Indosat: 004/C00-CC0/LGL/2007 dated December 18th, 2007 and its Amendments as stipulated in First Amendment No Telkom 48/HK.820/DCI-A1000000/2008 - No Indosat 020/C00-CC0/LGL/2008 dated March 31th, 2008 and Second Amendments No Telkom 125/HK.820/DCI-A1000000/2009 – No Indosat 006/C00-COA/LGL/2009 dated December 30th, 2009 and the Third Amendments as stipulated in the form of Mutual Office Minutes No Telkom Tel.025/YN.000/DCI-A1050000/2011 – No Indosat 002/C00-C0H/LGL/2011 January 31th, 2011.

The Parties:

1.	Telkom; and

2.	Indosat.

Scope of The Mutual Office Minutes:

The Parties agree to interconnect Telkom Fixed Network with Indosat Fixed Network, so that customers of each Party may make or receive interconnection including canalize interconnection in different types of telecommunication services and telecommunication network between the Parties.

The Parties intends to amendment the Interconnection agreement which pursuant to the requirement of BRTI’s letter No. 227/BRTI/XII/2010 dated on December 31th, 2010 concern implementation of Interconnection Cost of 2011 in effect as of January 1st, 2011, and referred to the Article 38 of Interconnection Agreement, this amendment made in the form of Mutual Office Minutes.

In relation with the statement above, the Parties agreed to changes block numbering of both parties, changes interconnection Tariff of basic telephony and to implement new interconnection tariff.

Period of Agreement:

This Agreement is valid for two (2) years as from January 1st, 2008 until December 31th, 2010 and can be extended before the expiration based on the agreement of Parties.

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